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                                                                    EXHIBIT 99.1

                      eTOYS RELEASES COST REDUCTION DETAILS

LOS ANGELES, January 4, 2001 - eToys Inc. (NASDAQ: ETYS) today provided details of the cost reduction plan it announced on December 15 while it continues to explore a range of strategic options for the future.

The company said it provided job elimination notices today to roughly 700 of its approximately 1,000 eToys and BabyCenter employees. About 380 employees will end their service to the company today and about 320 employees will end work by March 31.

The company also announced plans to cease warehouse operations in the City of Commerce, Calif., and Greensboro, N.C., during the next 30 to 60 days and said it will consolidate those operations within eToys' existing distribution centers in Ontario, Calif., and Blairs, Va.

The company also said it would close its United Kingdom Web site
(www.etoys.co.uk) on January 19 and fully wind down its European business shortly thereafter.

eToys announced on December 15 that revenues for the holiday quarter would be significantly less than earlier projections, due in large part to a generally harsh retail climate and the continued disfavor of Internet retailing.

At that time, the company said that it had engaged Goldman, Sachs & Co. as its financial advisor to explore strategic alternatives for the company, which may include a merger, asset sale, investment in the company or another comparable transaction or a financial restructuring.

Also at that time, eToys said it was in the process of reviewing its financial projections for the fiscal year ending March 31, 2001 and periods thereafter. In light of the lower-than-expected revenue growth experienced during the quarter ended December 31, any information previously provided by the company with respect to such periods should not be relied upon. Specifically, the company no longer estimates that it will achieve profitability by its fiscal year ending March 31, 2003, or that its quarterly loss will narrow year-over-year beginning in the quarter ending December 31, 2000 and for all subsequent quarters, as previously stated.



FORWARD-LOOKING STATEMENTS

STATEMENTS MADE IN THIS DOCUMENT THAT ARE FORWARD-LOOKING INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE COMPANY'S EXPECTATION OF OPERATING LOSSES AND NEGATIVE CASH FLOW FOR THE FORESEEABLE FUTURE. THERE CAN BE NO ASSURANCE REGARDING WHEN OR IF THE COMPANY WILL ACHIEVE PROFITABILITY; WHETHER THE COMPANY WILL BE ABLE TO RAISE ADDITIONAL CAPITAL WHEN REQUIRED OR THE AMOUNT OF ADDITIONAL CAPITAL THAT WILL BE REQUIRED; WHETHER THE COMPANY WILL BE ABLE TO CONSUMMATE A STRATEGIC TRANSACTION ON TERMS ACCEPTABLE TO IT OR AT ALL, OR WHETHER THE COMPANY'S PROPOSED WORKFORCE REDUCTION WILL POSITIVELY IMPACT ITS FUTURE RESULTS OF OPERATIONS. OTHER RISK FACTORS INCLUDE THE COMPANY'S LIMITED OPERATING HISTORY,

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UNPREDICTABILITY OF OPERATING RESULTS, SEASONALITY, INVENTORY RISK, RELIANCE
ON KEY VENDORS AND DISTRIBUTORS AS WELL AS THE COMPETITIVE MARKETPLACE. OTHER RISKS ARE SET FORTH IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2000, UNDER THE HEADING "BUSINESS - ADDITIONAL FACTORS THAT MAY AFFECT RESULTS," IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERS ENDED JUNE 30, 2000 AND SEPTEMBER 30, 2000 AND IN THE COMPANY'S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contacts:       Media:            Ken Ross, 310-998-6993, kross@etoys.com
                                  Gary Gerdemann, 310-998-6823, ggerd@etoys.com

                Investor:         Clem Teng, 310-998-6312, cteng@etoys.com